Liberty Star Uranium & Metals Corp

http://www.LibertyStarUranium.com

LBSU:OTCBB	LBV: Frankfurt

News Release 71

March 21, 2008

FOR IMMEDIATE DISSEMINATION

Liberty Star TDs Neola Drill Hole 7 and Proceeds with XState Resources to Drill Additional Holes

Friday March 21, 8:06 am ET

TUCSON, Ariz.--(BUSINESS WIRE)--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSU) is pleased to announce that diamond drill hole NEOL – 07 has been completed and additional drilling is underway with JV partner XState Resources (ASX: XST ).

Diamond drill hole NEOL – 07 was drilled at an angle of – 76 degrees or 14 degrees off vertical. It was designed to test Neola interpreted breccia pipe center at 900 vertical feet in depth and to possibly penetrate the north wall of the breccia pipe at 2000 vertical feet below the surface. It was to intersect the portion of the pipe (900 – 1500 feet vertical depth) that, based on historical data from other ore bearing pipes, can contain uranium mineralization. After cutting shallow pyritic breccia the drill penetrated the Coconino sandstone at 823 feet and then entered the Hermit shale at 893 feet. Drilling continued on to a length of 930 feet. A small amount of finely disseminated pyrite, common in this environment, was encountered in the Hermit Shale. At that point the drill string twisted off. The string was fully recovered and the twist off found to be due to a defective pipe joint. The rig was then moved to NEOL -  8 to further test for a down dropped block. Under  suggestion by the Joint Venture all Neola data will be properly assessed  (including assay data) before deciding whether to re-enter the hole.

NEOL - 8 was drilled to the top of the Fossil Mountain member of the Kaibab limestone to determine its depth related to potential down dropping in the area and to test a surface geochemical anomaly. Some brecciated rock was found in this hole as well and the Fossil Mountain member was intersected at a depth of 338 feet. To date no down dropped block has been identified. Further drilling on the Neola target may be warranted after all data is analyzed.

The drill has been moved on to the Loreto breccia pipe target. The Loreto, Helvia and Hafsa Pipes will be drilled with vertical holes to the top of the Fossil Mountain member of the Kaibab limestone to determine the presence of breccia, mineralization and to determine if down dropping which is a breccia pipe characteristic is present. Core will be assayed and it will then be determined which targets to test with a deep hole.

All core is being split and sent to our Certified Assayer using NI 43-101 protocols. Assays will be reported as soon as they are in hand.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately 40% of the currently identified total. Approximately 22 other companies hold the other half.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include The Loreto, Helvia and Hafsa Pipes will be drilled with vertical holes to the top of the Fossil Mountain member of the Kaibab limestone to determine the presence of breccia, mineralization and to determine if down dropping which is a breccia pipe characteristic is present. Core will be assayed and it will then be determined which targets to test with a deep hole. All core is being split and sent to our Certified Assayer using NI 43-101 protocols. Assays will be reported as soon as they are in hand.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers	AGORACOM.COM, The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Liberty Star Uranium & Metals Corp.	lbsu@agoracom.com
Phone (520) 731-8786
info@LibertyStarUranium.com
http://www.LibertyStarUranium.com